Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 3, 2010, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Credit Acceptance Corporation and subsidiaries on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Credit Acceptance Corporation and subsidiaries on Forms S-3 (File Nos. 33-75246, as amended, effective March 29, 1995, 333-30661 effective July 31, 1998 and 333-18301 effective December 19, 1996) and on Forms S-8 (File Nos. 33-64876 effective June 23, 1993, 33-80339 effective December 13, 1995, 333-67348 effective August 10, 2001, 333-91734 effective July 1, 2002, 333-111831 effective January 9, 2004 and 333-120756 effective November 24, 2004).
/s/ Grant Thornton LLP
Southfield, Michigan
March 3, 2010